EXHIBIT M

JOINT FILING AGREEMENT

This Joint Filing Agreement, dated as of December 17, 2019 (this “Agreement”) is made and entered into by and among Alliance Santé Participations S.A., a Luxembourg société anonyme (“ASP”), NEWCIP S.A. (in liquidation), a Luxembourg société anonyme (“NEWCIP”), NewCIP II S.à r.l., a Luxembourg société à responsabilité limitée (“NewCIP II”) and Stefano Pessina, a citizen of Monaco.

RECITALS

WHEREAS, ASP, NEWCIP and Pessina are continuing parties to that certain Joint Filing Agreement, dated December 31, 2014, as amended by the First Amendment, dated November 4, 2016 (as so amended, the “Prior Joint Filing Agreement”);

WHEREAS, on December 17, 2019, (i) NEWCIP was placed in liquidation and (ii) in connection with such ongoing liquidation, NEWCIP has transferred shares representing 100% of the outstanding share capital and voting power of ASP to NewCIP II such that NewCIP II now holds 100% of ASP;

WHEREAS, as of December 17, 2019, NEWCIP no longer beneficially owns any shares of common stock, par value $0.01 per share of Walgreens Boots Alliance, Inc. (“Common Stock”);

NOW, THEREFORE, in consideration of the premises and agreements set forth below and intending to be legally bound, the parties agree as follows:

AGREEMENT

1.                                      Amendment No. 7.  With respect solely to Amendment No. 7 to Schedule 13D (“Amendment No. 7”), filed with the Securities and Exchange Commission (the “SEC”) on or about the date hereof with respect to the beneficial ownership of shares of Common Stock, each of ASP, NEWCIP, NewCIP II and Pessina hereby confirms and agrees that such filing is being filed on behalf of each of them in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

2.                                      Subsequent Amendments.  Each of ASP, NewCIP II and Pessina hereby confirm their continuing agreement that all further amendments to the Schedule 13D filed with the SEC subsequent to Amendment No. 7 will be filed on behalf of each of them that is named therein as a reporting person in accordance with Rule 13d-1(k) under the Exchange Act.

3.                                      Prior Joint Filing Agreement.  The Prior Joint Filing Agreement is revoked and terminated and the terms and conditions thereof shall be of no further force and effect.

4.                                      Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of page intentionally blank; signature page follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first above written.

ALLIANCE SANTE PARTICIPATIONS S.A.

By:	/S/ STEFANO PESSINA
	Name:	Stefano Pessina
	Title:	Administrateur (Director)

NEWCIP S.A. (IN LIQUIDATION)

By: Retter S.à r.l., its Liquidator

	By:	/S/ SIMONE RETTER
	Name:	Simone Retter
	Title:	Manager

NEWCIP II S.À R.L.

By:	/S/ STEFANO PESSINA
	Name:	Stefano Pessina
	Title:	Administrateur (Director)

/S/ STEFANO PESSINA
STEFANO PESSINA

[Signature Page to Joint Filing Agreement]